Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corp. on Forms S-3 (File No. 333-136093, effective August 8, 2006; File No. 333-140483, effective June 7, 2007; and File No. 333-173710, effective May 2, 2011) and on Forms S-8 (File No. 333-51780, effective December 13, 2000; File No. 333-105142, effective May 9, 2003; and File No. 333-143805, effective June 15, 2007, and File No. 333-192142, effective November 7, 2013).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 6, 2014